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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this registration statement on Form S-11 (File
No. 333-   ) of our reports dated July 15, 1996, on our audits of the balance sheet of Prentiss Property Trust, the financial statements and financial statement schedule of the Predecessor Company, the combined statements of revenues and certain operating expenses of the Prentiss Group Acquisition Properties, the combined statements of revenues and certain operating expenses of the Other Acquisition Properties, and the statement of revenues and certain operating expenses of Bachman Creek. We also consent to the reference to our firm under the caption "Experts."

                                          Coopers & Lybrand L.L.P.

Dallas, Texas
August 9, 1996